                                                                   EXHIBIT 10.10


                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of the 23rd day of March, 1998 ("Effective Date"), by and between PowerCerv Technologies Corporation, a Florida corporation located at 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602 (the "Company") and John Montague, an individual currently residing at 114 8th Street, Huntington Beach, CA 92648 (the "Executive").

                             BACKGROUND INFORMATION

     A. WHEREAS, the Company is engaged in designing, developing, promoting, licensing and supporting client/server application products and development tools, and providing related technical consulting and education services; and

     B. WHEREAS, the Company desires to employ Executive as its Senior Vice President, Marketing, and Executive desires to be employed by the Company in this capacity and devote his full time and efforts to the business and affairs of the Company as described herein, all pursuant to the terms and subject to the conditions set forth in this Agreement.

                             STATEMENT OF AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. SENIOR VICE PRESIDENT, MARKETING. The Company hereby agrees to hire Executive to serve in the capacity of Senior Vice President, Marketing of the Company in accordance with the provisions of this Agreement. The Executive will be responsible for managing all marketing activities of the Company, and as otherwise set forth herein. The Executive will report to Michael Simmons, the President and Chief Operating Officer of the Company ("President/COO"). The Executive hereby accepts such employment upon the terms and conditions hereinafter set forth.

     2. TERM. Unless earlier terminated as provided herein, the term of this Agreement shall commence on the effective date as set forth above and terminate on December 31, 2000. The Executive agrees that his actual first day of employment with the Company, on a full-time basis in Tampa, Florida, shall be on or before May 18, 1998. Notwithstanding the foregoing, if this Agreement is not terminated as provided herein on or before the expiration of its initial term, this Agreement will be automatically renewed for successive one (1) year terms unless, at least sixty (60) days prior to the expiration of the initial term or any subsequent one-year renewal term, either party has given written notice to the other of its intention not to renew this Agreement beyond the end of such term.

     3. DUTIES.

     (a) The Executive shall perform all functions and duties consistent with his position as described above in Section 1 on behalf of the Company, its parent corporation and its affiliates in a faithful, efficient, trustworthy and professional manner, as reasonably required by the President/COO or as otherwise requested by the Chief Executive Officer or Board of Directors of PowerCerv Corporation ("Board of Directors"). The Executive agrees to comply with all policies and regulations of the Company and the terms and conditions of this Agreement, to devote his best efforts to the interests of the Company, and will not, without the prior written consent of the President/COO, engage in any other job or activity detrimental to the Company's interests or in contravention to the terms and conditions of this Agreement. The Executive shall be principally based at the Company's corporate offices in Tampa, Florida and shall travel as required in connection with the performance of his duties hereunder. During the term of this Agreement (following his actual first day of employment), the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive shall, upon request of the Company, perform services for any parent, subsidiary or affiliate of the Company without compensation except as provided herein.

     (b) In addition, the Executive represents that he has not brought to the Company, and will not bring or use in the performance of his duties at the Company, any property, trade secrets or confidential information (whether or not in writing) of a former employer or third party without that employer's or third party's written consent. The Executive hereby certifies that he is not a party to any other agreement (or subject to any fiduciary obligation) which will interfere with the Executive's full compliance with this Agreement. The Executive has not entered into any agreement or understanding either written or oral in conflict with the provisions of this Agreement. The Executive acknowledges and agrees that the Company is hiring him based upon its understanding that the Executive will be fully capable, without restriction, of performing under this Agreement in his capacity as Senior Vice President, Marketing for the Company, and that the Company is relying upon the representations set forth herein in connection with its providing this Agreement to the Executive.

     4. COMPENSATION. As his entire compensation for all services rendered to the Company during the term of this Agreement, the Executive shall receive the compensation provided for in this Section, subject to withholding and other applicable employment taxes:

     (a) Base Salary. Effective upon the Executive's actual first day of employment with the Company, the Company will pay the Executive an annual base salary (the "Base Salary") of $150,000. The Base Salary will be paid on or about the 15th and 30th of each working month at a rate of $12,500 per month all pursuant to the provisions of this Agreement. The Base Salary shall be subject to review on an annual basis by the Compensation Committee of the Board of Directors, as recommended by the President/COO. The Compensation Committee shall not have the authority to reduce the Base Salary from the level set forth in this Agreement.

     (b) Target Annual Bonus. The Executive will be eligible to potentially earn an annual bonus of $150,000 (the "Target Annual Bonus") per the provisions of this Section 4(b) for each of the Company's three (3) fiscal years during the term of this Agreement. The Executive's Target Annual Bonus will be pro-rated during the Company's 1998 fiscal year based upon the percentage of the Company's 1998 fiscal year which the Executive actually worked for the Company. For each fiscal thereafter during the term of this Agreement, no such pro-rating of Executive's Target Annual Bonus will occur. The Target Annual Bonus will be paid in one lump sum for each of such fiscal years, subject to the Company and/or Executive, as applicable, achieving certain criteria as hereinafter set forth. References below to target revenues and target operating income relate to Company's "Management Plan Projections" approved by the Board of Directors no less frequently than annually in advance of the period or which the targets are being determined. Actual revenues and actual operating income shall be computed on a basis consistent with a method by which target revenues and target operating income for the related year were computed. Eligibility for payments of this component of the Target

          Annual Bonus to Executive shall be for each of the Company's fiscal years during the term of the Agreement beginning with the fiscal year commencing January 1, 1998 and shall be computed as follows:

               (i) $52,500 will be earned upon Company achieving target revenues for each fiscal year;

               (ii) $52,500 will be earned upon Company achieving target
                    operating income for each fiscal year; and

              (iii) $45,000 will be earned upon approval of the Board of
                    Directors after its review of the Executive Management and/or Executive's presentation of strategic business accomplishments of the Company for each fiscal year.

          If a target referenced in subclause (i) or (ii) above is not met in a particular fiscal year, Executive shall not receive for such fiscal year the part of the Target Annual Bonus tied to such target. With respect to subclause (iii) above, the presentation by the Executive Management and/or Executive of Company's strategic business accomplishments for a fiscal year shall be promptly evaluated by the Board of Directors and the potential related bonus shall be determined by the Board of Directors in its reasonable discretion. The Executive shall be eligible to earn all or a portion of such potential bonus as so determined by the Board of Directors. All amounts payable pursuant to this Section 4(b) shall be paid to the Executive promptly after the amount is determined. Additionally, the Executive acknowledges and agrees that no advances or draws will be paid under this Agreement. The Executive's Target Annual Bonus shall be subject to review on an annual basis by the Compensation Committee of the Board of Directors, as recommended by the President/COO.

     (c) Stock Options. As of the Effective Date of this Agreement, the Company agrees to grant the Executive those stock options set forth below in subsections 4(c)(i) and 4(c)(ii). The Executive acknowledges and agrees that during the initial term of this Agreement (through December 31, 2000), the Executive will not receive nor be entitled to receive any additional stock options from the Company other than as set forth in this Agreement. In addition, the Executive acknowledges that all stock options being granted to him below are not part of or granted pursuant to the Company's 1995 Stock Option Plan, as amended, and accordingly constitute "non-qualified stock options" for purposes of the Internal Revenue Code of 1986, as amended (the "Code"). If the Company and the Executive determine that no exemption from the registration requirements from the Securities Act of 1933 is available with respect to the shares to be issued upon exercise of the options, the Company will file a registration statement with respect to such shares. The stock options to be granted to the Executive on the Effective Date are as follows:

          i) A non-transferable option to purchase 225,000 shares of the Company's common stock pursuant to a "PowerCerv Corporation Stock Option Agreement". The exercise price for this option will be the "fair market value" on the date of grant, which shall be the average of the high and low sales prices of the Company's common stock as reported by the NASDAQ on the Effective Date of this Agreement. If trading in the stock or a price quotation does not occur on the date as of which fair market value is being determined, the last date on which the stock was traded or a price was quoted shall determine the fair market value.

               This option will vest according to the schedule set forth on Exhibit A attached hereto and incorporated herein by this reference.

               The stock option described in subsection 4(c)(i) will expire on the earlier of (x) ten (10) years from the date of grant, or (y) the first anniversary of the date of the Recipient's death or disability, or (z) one hundred and fifty (150) days following the Executive's separation of employment from the Company.

          ii) A second non-transferable option to purchase 75,000 shares of the Company's common stock pursuant to a "PowerCerv Corporation Stock Option Agreement". The exercise price for this option will be the "fair market value" on the date of grant, which shall be the average of the high and low sales prices of the Company's common stock as reported by the NASDAQ on the Effective Date of this Agreement. If trading in the stock or a price quotation does not occur on the date as of which fair market value is being determined, the last date on which the stock was traded or a price was quoted shall determine the fair market value. This option will vest according to the schedule set forth on Exhibit B attached hereto and incorporated herein by this reference.

               The stock option described in subsection 4(c)(ii) will expire on the earlier of (x) ten (10) years from the date of grant, or (y) the first anniversary of the date of the Recipient's death or disability, or (z) one hundred and fifty (150) days following the Executive's separation of employment from the Company. The Compensation Committee of the Board of Directors may, at its sole discretion, review the Executive's performance in light of the Company's operating plan to determine whether or not to accelerate the vesting of any portion of the stock price-based stock options.

     (d) Relocation. In addition to the compensation described above, the Company will pay the Executive a one-time "Relocation Allowance" of $30,000, on a pre-tax basis. The Executive agrees to use the Relocation Allowance exclusively for his relocation expenses, and will request such payment in writing from the President/COO. If the Executive separates his employment with the Company without Cause (as "Cause" is defined in Section 9(a) of the Agreement) on or before May 18, 1999, the Executive agrees to promptly return the entire amount of the Relocation Allowance to the Company. In addition to the Relocation Allowance described above, the Company agrees to reimburse the Executive up to $1,500 per month for no more than six (6) months from the Effective Date for his and his family's temporary travel and living expenses in Tampa. In connection with obtaining such reimbursement, the Executive agrees to submit expense receipts for these travel/living costs.

     (e)  Additional Stock Option. In addition to the stock options set forth in
          Section 4(c) above, the Company agrees to grant to the Executive an option to purchase 22,736 shares of the Company's common stock according to the terms and conditions of the Company's 1995 Stock Option Plan, as amended. The exercise price for the option will be the fair market value on the Effective Date of this Agreement. This option will be treated as a "non-qualified stock option" for purposes of the Code, and will vest 33% at December 31, 1998, an additional 33% at December 31, 1999, and an additional 34% at December 31, 2000, so that on December 31, 2000, this stock option will be 100% fully-vested.

     5. WORKING FACILITIES. The Company shall provide the Executive with office space, equipment, facilities, staffing and services which are suitable to the position of Senior Vice President, Marketing and adequate for the performance of the Executive's duties hereunder.

     6. EXPENSES. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in furtherance of the Company's business in accordance with the Company's written policies and procedures.

     7. VACATION AND HOLIDAYS. The Executive shall be entitled to such vacation with pay and holidays with pay during each fiscal year of the Company as shall be approved by the Company. The amount of vacation and holidays provided to the Executive shall be consistent with the amount given other comparable executive employees of the Company.

     8. HEALTH, WELFARE AND INSURANCE PLANS. Subject to eligibility requirements, the Executive will be entitled to participate in any plans, insurance policies or contracts maintained by the Company relating to retirement, health, disability and other related benefits. The Executive's rights with respect to any such benefits shall be subject to the provisions of the relevant plans, policies or contracts providing such benefits. Nothing contained herein shall be deemed to impose any obligation on the Company to adopt or maintain any such plan, policy or contract. As of the date of this Agreement, the Company does not provide different types or levels of health, welfare and insurance plan or benefit coverage to its executive employees, and further, there is no present intention by the Company to change this benefit policy. However, if the Company were to change its policy relative to executive benefits, those health, welfare and insurance plan and benefit coverage made available to the Executive will be consistent with the amount given other comparable executive employees of the Company.

     9. TERMINATION. This Agreement, and the Executive's employment hereunder, shall terminate in accordance with the provisions of this Section of the Agreement.

     (a) By Company. The Company may terminate this Agreement (i) with Cause at any time upon thirty (30) days prior written notice to the Executive,
          (ii) upon the Company's merger, consolidation, acquisition, liquidation, sale or other disposition of all or substantially all of its business and/or assets to a third party; or (iii) without Cause upon ninety (90) days prior written notice to the Executive, and the Executive shall work for the Company during such notice period unless otherwise directed by the Company.

          As used in this Agreement, the term "Cause" shall mean (A) willful and repeated failure to comply with the lawful directions of the President/COO, Chief Executive Officer or Board of Directors or repeated failure to perform the duties as Senior Vice President, Marketing of the Company; (B) gross negligence or willful misconduct in the performance of duties to the Company and/or its subsidiaries;
          (C) commission of any act of fraud with respect to the Company and/or its subsidiaries; or (D) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company and/or its subsidiaries, in each case as determined in good faith by the Board of Directors.

     (b) Death. This Agreement shall terminate immediately upon the Executive's death.

     (c) Disability. If the Executive incurs a Disability (as defined below) which continues for a period of at least ninety (90) consecutive days, this Agreement shall terminate on the last day of such period. Unless the Executive shall perform his duties hereunder for a continuous period of at least thirty (30) consecutive days following a period of Disability before the Executive again incurs a Disability, he shall not be entitled to start a new ninety (90) consecutive day period under the provisions of this subsection, but instead may only continue under the remaining portion of the original ninety (90) consecutive day period.

          As used in this Agreement, the term "Disability" shall mean the Executive's physical or mental inability, by reason of illness or accident, to perform the normal duties of his employment by the Company, subject to any obligation the Company may have under applicable law to provide reasonable accommodation. If there is any disagreement between the Company and the Executive as to the Executive's Disability or as to the date any such Disability began or ended, the same shall be determined by a physician mutually acceptable to the Company and the Executive. The determination of such physician shall be conclusive evidence of any such Disability and of the date any such Disability began or ended. The Executive shall be available for such an examination at any reasonable time upon prior reasonable notice thereof from the Company. If the Executive fails or refuses to cooperate in such examination, the determination of the Executive's Disability and the date any such Disability began or ended shall be made by the Company in its sole discretion.

     (d)  Termination by Executive. The Executive may terminate this Agreement
          (i) for Good Reason at any time upon thirty (30) days prior written notice to the Company, or (ii) at any time upon ninety (90) days prior written notice to the Company; provided, however, the Executive shall continue to work for the Company during such notice period unless otherwise directed by the Company.

          As used in this Agreement, "Good Reason" shall mean (A) any material breach of this Agreement by the Company which has not been cured within thirty (30) days of the Company's receipt of written notice of such breach from the Executive, or as soon thereafter as practicable so long as the Company is diligently seeking to cure such failure or breach; or (B) a material reduction in the Executive's title(s) or responsibilities unless replaced with a new title or new responsibilities of comparable stature or value to the Company within thirty (30) days.

     10. PAYMENTS BY COMPANY UPON TERMINATION.

     (a) Within ten (10) business days following the effective date of the termination of the Executive's employment (the "Termination Date") if based upon the Company's termination of the Executive with Cause as described under Section 9(a)(i); or the Executive's death as described under Section 9(b); or the Executive's Disability as described under
          Section 9(c); or the Executive's notice of termination to the Company without Good Reason as described under Section 9(d)(ii), then the Company shall pay the Executive (or his estate in the case of death per Section 9(b)) his Base Salary prorated through the Termination Date plus any life insurance, disability or other benefits to which the Executive is entitled in accordance with the terms and conditions of the Company's health, welfare and insurance plans.

     (b) If the Company is merged, consolidated, acquired, sold, liquidated, or any other disposition of all or substantially all of its business and/or assets to a third party as described under Section 9(a)(ii) above and in which the Executive is not then offered an equal or better position, salary and compensation package (as adjusted to reflect cost of living increases), relocation package and other benefits with said third party; or if the Company has given notice of termination to the Executive as described under Section 9(a)(iii); or if the Executive has given notice of termination to the Company under Section 9(d)(i), then in any one of these circumstances, and further provided that the Executive is not in breach of Sections 11, 12 and 13 of this Agreement or does not subsequently breach any of said sections, then Company shall: (i) pay the Executive an amount equal to twelve (12) months of the Executive's then current year Base Salary, payable in twelve (12) equal monthly installments from his Termination Date; (ii) provide health, life and such other insurance benefits to the Executive and dependents that he would have received during said twelve (12) month period following the Termination Date had such termination not occurred (or if such insurance plans are no longer available [in the case of the Company's acquisition], reimbursement by the Company to the Executive of his reasonable costs for the same or similar insurance); and (iii) vest the Executive's stock options in accordance with Section 10(c) below. The obligation of the Company to pay such severance and vest stock options is contingent upon the Executive's compliance with Sections 11, 12 and 13 of this Agreement (as indicated above) and the Executive's execution of a severance and general release agreement reasonably satisfactory in form and substance to the Company.

     (c) For purposes of vesting the unvested portions of the Executive's outstanding stock options, if the Company is merged, consolidated, acquired, sold, liquidated or any other disposition of all or substantially all of its business and/or assets to a third party as described under Section 9(a)(ii), and provided there is no "pooling" concern, then one hundred percent (100%) of all outstanding stock options then held by the Executive shall vest upon the effective date of such event. If either (i) the Company has given notice of termination to the Executive as described under Section 9(a)(iii) of the Agreement, or (ii) the Executive has given notice of termination to the Company under Section 9(d)(i) of the Agreement, and provided there is no "pooling" concern, then those stock options which would have vested over the next twelve (12) month period immediately following the Termination Date shall vest upon the Termination Date, and no further vesting of any nature shall occur with respect to any other stock options then held by the Executive. To the extent there would be a "pooling" concern, the Company and the Executive agree to work together in good faith to carry out the intent of this provision and preserve the Company's ability to do a "pooling" transaction. If the accelerated vesting of the options hereunder would (x) subject the Executive to a tax pursuant to Section 4999 of the Code (or any successor provision that may be in effect), or (y) result in a disallowance of a deduction to the Company for all or any part of the compensation attributable to the option by reason of Section 280G of the Code (or any successor provision that may be in effect), the Company shall reduce, eliminate or postpone the acceleration of the vesting of the option to the extent necessary to reduce the "present value" (as this term is defined in Section 280G(d)(4) of the Code, or any successor provision that may be in effect) of the compensation attributable to the accelerated vesting to one dollar less than an amount equal to three times the Executive's "base amount" (as this term is defined in Sections 280G(b)(3) and 280G(d) of the Code, or any successor provisions that may be in effect).

     (d) Except as provided in subsection (a), (b) and (c) above, the Executive (or his estate, if applicable) shall not be entitled to receive severance pay or any other compensation upon any termination of his employment.

     11. EMPLOYMENT POLICIES. The Executive shall abide by all policies and procedures of the Company in effect from time to time.

     12. CONFIDENTIALITY AND INVENTIONS CLAUSES.

     (a) The Executive agrees not to disclose the terms and conditions of this Agreement to any other employee of the Company or any other party except the Executive may disclose such information to his immediate family, financial advisors or attorneys.

     (b) The Executive agrees to hold in confidence and not use or disclose without the Company's prior written consent (i) any information (technical or otherwise) that he obtains or creates during the term of this Agreement which pertains to any aspect of the Company's business or (ii) any information received in confidence by the Company from a third party, until such information becomes generally known by the public. The Executive shall not make any unauthorized copies of such information and will return to the Company, upon termination of his employment or upon the Company's request, all tangible forms of such information, including, without limitation, sales plans, marketing plans, compensation plans, business strategies, product strategies, internet or intranet strategies, business or product development strategies, financial information, partner and customer relationships, and other information about former, current, or prospective partners/customers, employee lists and other information about former, current, or prospective employees, software programs (source or object codes), know-how, new product offerings, plans, projections, confidential business information, copyrights, trade secrets, and any other proprietary material.

     (c) The Executive hereby assigns to the Company all of his rights in all intellectual property (including, but not limited to, trade secrets, know-how, inventions, copyrights, designs, computer programs and software techniques) that the Executive conceives or develops, in whole or in part, during his employment with the Company. This assignment does not cover any intellectual property which: (i) is conceived and developed entirely on the Executive's own time; (ii) is conceived and developed without any Company equipment, supplies, facilities, or trade secrets; and (iii) does not relate to Company's current or future business or to the Company's actual or demonstrably anticipated research or development efforts. The Executive understand that this assignment does not cover any inventions completed prior to his employment with the Company, which inventions are specifically identified on a schedule which the Executive has presented to the Company and has been attached to this Agreement on or before the Effective Date hereof (which contains no confidential information). During and after the Executive's employment with the Company, the Executive agrees to do whatever is requested by the Company, at the Company's expense, to sign documents or otherwise assist in obtaining, confirming, and enforcing the Company's rights in the assigned property throughout the world.

     13. NON-COMPETE.

     (a) During the term of this Agreement, as extended, the Executive may learn of confidential matters essential to the business and competitive position of the Company, including, without limitation, its sales and marketing plans and strategies, business or product development strategies, financial information, partner and customer relationships, and other information about former, current, or prospective partners/customers, employee lists and other information about former, current, or prospective employees, software programs (source or object codes), research and development plans, know-how, projections, copyrights, trade secrets, or any other proprietary material and confidential business information that would unfairly disadvantage the Company were the Executive to use or disclose such information in business activities competitive with the Company. The

          Executive also may develop contacts and relationships with (i) former, current, or prospective customers of the Company or (ii) former, current, or prospective business partners, or licensors of the Company which, if those contacts or relationships were used by the Executive in competition with the Company, would unfairly disadvantage the Company. To protect the Company's trade secrets, confidential business information, and current and prospective business relationships, the Executive shall not, during the term of this Agreement and for a period of twelve (12) months immediately following the Termination Date for whatever reason, whether voluntary or involuntary (with or without cause), directly or indirectly, either as an individual on the Executive's own account or as a partner, employee, agent, contractor, officer, director, stockholder, or otherwise:


          (I) Hire, solicit for hire, refer, or retain the services of any employee of the Company or its subsidiary for any matter whatsoever during the period of time which said employee is employed by the Company or its parent, subsidiaries or affiliates and for six (6) months thereafter; or

          (II) Engage in, consult with, or accept employment from any business in current or prospective competition with the Company (excluding, however, those companies with whom the Executive actually had a direct relationship with prior to his becoming an employee of the Company or as otherwise proven by the Executive) where such engagement, consultation, or employment is likely to require the Executive to use or disclose trade secrets or confidential business information of the Company. For purposes of the "pre-existing relationship" exclusion described in subsections (a) and (c) of this Section 13(a), the parties agree that the burden of proof to establish the existence of this relationship will be on the Executive. In addition to and for purposes of this subclause (II), the Company and the Executive agree that the marketing and sales information, methods and techniques created and/or used by the Executive prior to May 18, 1998 will not be considered trade secrets or confidential business information of the Company.

     (b) The Executive acknowledges that, in the course of his employment with the Company, the Executive may (i) obtain information and knowledge of confidential matters essential to the business and competitive position of the Company and (ii) have contacts with customers, partners or vendors of the Company, which information and knowledge and contacts are being so provided to the Executive in reliance upon his execution of this Agreement. The Executive hereby acknowledges the sufficiency of consideration for this Agreement, and the Executive further acknowledges that the confidentiality and customer/vendor protection covenants in this Agreement are reasonable and necessary to protect the valid business interests of the Company, including the Company's valuable trade secrets, other confidential business information, and relationships with its former, current, and prospective customers, business partners, licensors, and vendors.

     (c) If any of the provisions of Sections 11, 12 or 13 are found to be unreasonable in duration, geographical scope, or line of business, the provision shall not be rendered unenforceable by this finding, but rather the duration, geographical scope, or line of business of such provision shall be deemed automatically reduced or modified with retroactive effect to the extent necessary to render the provision enforceable, and such provision shall be enforced as modified.

     (d) The parties to this Agreement acknowledge and agree that damages in the event of a breach of any of the provisions of Sections 11, 12 or 13 by the Executive would be difficult to ascertain, and therefore the Company, in addition to and not in limitation of any other rights, remedies or damages available to it in law or in equity, shall have the right to injunctive or other equitable relief in any court of competent jurisdiction, enjoining such breach.

     14. INDEMNIFICATION. The Executive shall be, and hereby is, indemnified by the Company, to the fullest extent permitted by applicable law, for all costs, claims, expenses (including reasonable attorney's fees and other litigation costs), damages and losses incurred by Executive by reason of being employed, or serving in any capacity, as an employee or officer of the Company or any affiliate thereof.

     15. SUCCESSORS; BINDING AGREEMENT.

     (a) The Company will require any successor (whether by merger, consolidation, purchase, acquisition or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this
          Section 15(a), "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     16. MISCELLANEOUS.

     (a) Notice. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been given three (3) calendar days following the day in which it is personally delivered or deposited in the United States certified mail, return receipt requested and postage prepaid. Any such notice so mailed to the Executive shall be addressed to the Executive's last known residence address. Any such notice so mailed to the Company shall be addressed to its principal office in Tampa, Florida.

     (b) Modification. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Founders or their designee and the Executive.

     (c) Waiver of Breach or Violation Not Deemed Continuing. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

     (d) Assignment. The Executive shall not assign all or any portion of his rights, obligations, or duties under this Agreement to any third party without the prior written approval of the Company. Any assignment in violation of this provision shall be void and of no force or effect.

     (e) Necessary Action. Each party shall perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

     (f) Attorneys Fees. In the event of a dispute arising under or in connection with this Agreement, the prevailing party shall be entitled to collect from the other party all reasonable legal fees and expenses.

     (g) Venue. The Executive hereby consents to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida. The Executive hereby agrees that any action brought by him, alone or in combination with others, against the Company, whether arising out of the Agreement or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa, Division, or in the Circuit Court in and for Hillsborough County, Florida. The Executive hereby agrees that any controversy which may arise under this Agreement would involve complicated and difficult factual and legal issues. Therefore, if a court of law determines for any reason that the arbitration clause of
          Section 16(h) of this Agreement is unenforceable, then any action brought by the Company against the Executive or brought by Executive, alone or in combination with others, against the Company, whether arising out of this Agreement or otherwise, shall be determined by a judge sitting without a jury.

     (h) Arbitration. All controversies, claims, disputes, and matters in question arising out of, or related to, this Agreement or the breach of this Agreement, or the relations between the signatories to this Agreement, shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that the arbitration shall take place exclusively in Tampa, Florida, and shall be governed by the substantive law of the state of Florida. Any award rendered by the arbitrator shall be final, and final judgment may be entered upon the parties in accordance with applicable law in any court having jurisdiction thereof, including a federal district court, pursuant to the Federal Arbitration Act. The arbitrator may grant the Company injunctive relief, including mandatory injunctive relief, to protect the rights of the Company, but the arbitrator shall not be limited to such relief. This arbitration provision shall not preclude the Company from seeking temporary or preliminary injunctive relief in a court of law to protect its rights, nor shall the filing of such an action constitute any waiver by the Company of its right to arbitrate. In connection with the arbitration of any dispute between the signatories to this Agreement, each signatory may utilize all methods of discovery authorized by the Federal and Florida Rules of Civil Procedure.






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     (i) Entire Agreement. This Agreement, including any attached schedules, contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior understandings and agreements related to Executive's employment with the Company.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

WITNESSED BY:                      EXECUTIVE:

/s/ Michael J.                     /s/ John Montague
----------------------------       ---------------------------------------------
                                   John Montague

----------------------------

                                   POWERCERV TECHNOLOGIES CORPORATION

                                   By: /s/ Marc J. Fratello
                                       -----------------------------------------
                                       Marc J. Fratello, Chief Executive Officer

                                    EXHIBIT A

                                                        SHARES WITH RESPECT TO WHICH
                  DATE                                THE STOCK OPTION IS EXERCISABLE
                  ----                                -------------------------------
Executive's employment commencement date                            50,000
May 31, 1998                                                        53,977
June 30, 1998                                                       57,954
July 31, 1998                                                       61,931
August 31, 1998                                                     65,908
September 30, 1998                                                  69,885
October 31, 1998                                                    73,862
November 30, 1998                                                   77,839
December 31, 1998                                                   81,816
January 31, 1999                                                    85,793
February 28, 1999                                                   89,770
March 31, 1999                                                      93,747
April 30, 1999                                                      97,724
May 31, 1999                                                       101,701
June 30, 1999                                                      105,678
July 31, 1999                                                      109,655
August 31, 1999                                                    113,632
September 30, 1999                                                 117,609
October 31, 1999                                                   121,586
November 30, 1999                                                  125,563
December 31, 1999                                                  129,540
January 31, 2000                                                   133,517
February 29, 2000                                                  137,494
March 31, 2000                                                     141,471
April 30, 2000                                                     145,448
May 31, 2000                                                       149,425
June 30, 2000                                                      153,402
July 31, 2000                                                      157,379
August 31, 2000                                                    161,356
September 30, 2000                                                 165,333
October 31, 2000                                                   169,310
November 30, 2000                                                  173,287
December 31, 2000                                                  177,264
January 31, 2001                                                   181,241
February 28, 2001                                                  185,218
March 31, 2001                                                     189,195
April 30, 2001                                                     193,172
May 31, 2001                                                       197,149
June 30, 2001                                                      201,126
July 31, 2001                                                      205,103
August 31, 2001                                                    209,080
September 30, 2001                                                 213,057
October 31, 2001                                                   217,034
November 30, 2001                                                  221,011
December 31, 2001                                                  225,000

                                    EXHIBIT B

                                                                            SHARES WITH RESPECT TO WHICH
                                   EVENT                                   THE STOCK OPTION IS EXERCISABLE
                                   -----                                   -------------------------------
This option shall become vested on December 31, 2001; provided, however, that this option may become vested prior to December 31, 2001 based upon the performance of the Company's common stock as traded on the NASDAQ as follows:
   -    $5.00/share or higher close price
                for 20 consecutive trading days                                       25,000
   -     $9.00/share or higher close price
                for 20 consecutive trading days                                       25,000
   -     $14.00/share or higher close price
                for 20 consecutive trading days                                       25,000